Exhibit 10.13
[Southwest Georgia Farm Credit Letterhead]
October 4, 2006
First United Ethanol, LLC
2 West Broad Street
Camilla, GA 31730
Attn: Murray Campbell

Re:	Proposed Senior Secured Credit Facilities — $82,500,000 Letter of Credit/$11,000,000 Operating Line of Credit
Dear Mr. Campbell:
Southwest Georgia Farm Credit, ACA (“Southwest Georgia”) is pleased to offer its conditional commitment to arrange credit facilities (the “Credit Facilities”) for the Borrower, as described below, and subject to the terms and conditions outlined herein:
     1. Background: It is proposed that the Mitchell County Development Authority issue solid waste disposable bonds and taxable bonds not to exceed $82,500,000 (the “Bonds”), the proceeds of which will be loaned to First United Ethanol, LLC, a Georgia limited liability company to be used for the purpose of financing a portion of the construction of a 100,000,000 gallon per year (minimum) annual capacity dry-mill ethanol production facility in Camilla, Georgia (the “Project”). Depending upon the structure of the Bonds, proceeds may also be used to fund a debt service reserve fund, and to fund a capitalized interest fund for the Bonds in the approximate amount of interest to accrue during the period of construction of the Project. Proceeds may also be used to finance the approved costs of issuance and soft costs incurred by the Borrower in connection with the issuance of the Bonds and of the Letter of Credit (as defined below).
     2. Borrower: First United Ethanol, LLC, a Georgia limited liability company (the “Borrower”).
     3. Agent/Arranger: Southwest Georgia Farm Credit, ACA (the “Arranger”).
     4. Bond Underwriter: W. R. Taylor & Company, LLC (the “Underwriter”).

     5. Credit Facilities:
          (a) Letter of Credit Facility: Credit facilities committed by the LC Issuer and Lenders to support one or more direct pay letters of credit of up to $82,500,000 as credit enhancement on the Bonds (the “Letter of Credit”). The Letter of Credit shall have an expiry of 12 months from the date of issuance, renewable annually in the discretion of the LC Issuer.
          (b) Operating Line: a revolving line of credit in the amount of up to $11,000,000 to be used by the Borrower for working capital purposes (the “Operating Line”).
(The Letter of Credit and the Operating Line, together, the “Credit Facilities”).
     6. The Bonds: The Bonds (as defined in the Background Statement at Section 1 hereof) are to be issued in accordance with the general terms described in that certain letter dated as of April 25, 2006 from the Underwriter to the Borrower. Proceeds of the Bonds shall be used to finance a portion of the construction of a 100,000,000 gallon per year (minimum) capacity dry-mill ethanol production facility in Camilla, Georgia (the “Project”).
     7. The LC Issuer/Lenders: The Credit Facilities shall be extended to the Borrower by a syndication of lenders (the “Lenders” or the “LC Issuer” as the context requires) to be agreed upon by the Arranger. Obligations of the LC Issuer/Lenders to provide the Credit Facilities shall be absolutely conditioned upon the success of the Arranger’s best efforts to obtain full subscriptions for the Credit Facilities for the entire amount thereof from a syndication of lenders.
     8. Construction Period: 18 months from closing (the “Construction Period”).
     9. Closing: to be determined by mutual agreement of the Arranger and the Borrower (such actual date, the “Closing” or “Closing Date”).
     10. Maturity:
          (a) Bonds: seven years from date of Closing.
          (b) Operating Line: annually renewable for up to three years from Closing.
     11. Amortization:
          (a) Bonds: Interest only during Construction Period, due to a sinking fund monthly, to be applied to the Bonds quarterly; followed by fixed principal payments, due quarterly with monthly interest only payments, based upon a 10 year amortization with a balloon due at maturity.

          (b) Operating Line: Interest only, due monthly with a balloon at maturity.
     12. Free Cash Flow: Quarterly free cash flow payments will be required by the LC Issuer which will consist of special principal installments, to be applied to the Bonds in inverse order of maturity, in an amount equal to the applicable Cash Sweep Percentage of the available Free Cash Flow (if any) of the Borrower during the previous quarter, provided that if such installment would result in a covenant default, the amount of the installment shall be reduced to an amount which would not result in a default.
Free Cash Flow shall be defined as the Borrower’s annual net income before taxes plus the respective fiscal year depreciation and amortization expense minus allowed capital expenditures for fixed assets minus allowed distributions to shareholders (excluding Additional Shareholder Distributions) minus regular scheduled term debt principal installments.
Cash Sweep Percentage shall be determined based on a matrix attached as Addendum I and shall be subject to change annually based on the Borrower’s Equity Ratio.
     13. Interest Rate:
          (a) Bonds: The Bonds are projected to bear interest as set forth in the April 7, 2006 letter from the Underwriter to the Borrower.
          (b) Letter of Credit Draws: Draws under the Letter of Credit shall be payable on demand and, unless repaid on the same day of the advance thereof, shall bear interest at a daily variable rate, based upon the prime rate (as published by The Wall Street Journal) plus 2.50%, or three month LIBOR plus 5.25%.
          (c) Operating Line: Amounts outstanding under the Operating Line shall bear interest at a daily variable rate based upon the prime rate (as published by the Wall Street Journal) plus. 50%, or three month LIBOR plus 3.25%.
     14. Operating Line Advance Rate: Outstanding borrowings under the Operating Line from time to time shall not exceed a borrowing base equal to the sum of 80% of Borrower’s eligible inventory plus 80% of the Borrower’s eligible accounts (each as determined by the Arranger and the Lenders).
     15. Default Rate: Payment defaults under the Operating Line shall be subject to a 10 day grace period, with certain other defaults which are capable of being cured (but excluding bankruptcy, breach of representations and warranties, cross defaults with other lenders, etc.) being subject to a 30 day grace period. Following the occurrence of an event of default which is not cured within any applicable cure period, default interest will accrue at a rate that is two percent (2.00%) per annum in excess of the applicable interest rate, which would otherwise be applicable and payable on demand. The default rate excludes any late charges.

     16. Debt Service Reserve: The Borrower shall establish and maintain a Debt Service Reserve. The amount of Debt Service Reserve will be sufficient to cover up to six months of scheduled principal and interest under the Bonds. The funds comprising the Debt Service Reserve shall be maintained in an interest bearing account with a financial institution reasonably acceptable to the Arranger, and shall at all times be subject to the sole dominion and control of the Arranger, on terms more particularly set forth in the credit facility documents. Subject to the approval of bond counsel, the Debt Service Reserve shall be funded by proceeds of tax-exempt Bonds, taxable Bonds, or equity, or any combination thereof.
     17. Construction Capital Call: During the Construction Period, the Borrower will be responsible for any and all cost overruns over and above the $2 million dollar construction contingency set forth in the Borrower’s construction budget.
     18. Fees: The Borrower shall pay the following fees:
          (a) Origination Fee: 100 basis points of total Credit Facilities.
          (b) Letter of Credit Fee: 350 basis points annually payable in advance to the LC Issuer plus up to 33 basis points annually payable to a confirming bank. In addition, the Borrower shall pay to the LC Issuer an administration fee in the amount of $300 upon each draw made under the Letter of Credit.
          (c) Servicing Fee: Annual servicing fee of 7.5 basis points of the total Credit Facilities, payable each year beginning in 2008.
          (d) Unused Commitment Fee: .25% of the unused Operating Line commitment, billed monthly in arrears.
     19. Security: The Credit Facilities will be secured by a first lien on all assets of the Borrower.
The Arranger will require an assignment of all material contracts and agreements relating to the Project. In addition, the Borrower will grant to the Arranger for the benefit of the LC Issuer/Lenders an assignment of its grain hedging account, and the Arranger shall be named loss payee on all insurance policies (if, at the time of a claim or loss, there exists no event of default, proceeds from insurance claims in amounts less than $100,000 shall be applied at the Borrower’s discretion without the Arranger’s consent).
     20. Conditions Precedent To Lending: The Arranger shall require, in addition to usual and customary conditions precedent for transactions similar to the Credit Facilities, the following conditions precedent:
          (a) Evidence of Capital: Satisfactory evidence/certification to the Arranger of total funding from invested equity capital or acceptable binding commitments thereof totaling not less than $66,500,000. All invested equity capital must be invested prior to any disbursement of Bond proceeds. In addition to the $66,500,000 equity capital requirement, subordinated debt totaling $10,000,000 (General Obligation

Bond) is also required. Terms and conditions of the General Obligation Bond must be approved by Arranger.
          (b) Environmental Audit: An environmental audit acceptable to the Arranger.
          (c) Access/Egress/Utilities: A certificate or other evidence satisfactory to the Arranger as to the methods of access to and egress from the Project and the availability of water supply, electricity, natural gas, and other utilities, and for the disposal of wastewater, all in locations and capacities sufficient to meet the reasonable requirements of the Project and otherwise satisfactory to the Arranger.
          (d) Budget/Schedule: A Project budget and schedule acceptable to the Arranger. Project cost not to exceed $170,000,000, for all direct construction-related costs, contingencies, capitalized interest and funding for working capital purposes. The schedule must also include a timeframe for the Project to be in production no later than June 1, 2008.
          (e) Project Documents: A copy, and a collateral assignment of, all material documents and contracts relating to the Project.
     21. Reporting Requirements:
          (a) Monthly: Beginning with the commencement of operations, the Borrower will submit certified monthly interim financial statements (i.e. income statement, cash flow and balance sheet), prepared in accordance with GAAP, within thirty (30) days of each month end. Attached thereto, the Borrower shall submit a monthly production report, hedging account summary reports, borrowing base report, compliance certificate, and other reports as may be reasonably requested by the Arranger.
          (b) Annual: Within ninety (90) days of each fiscal year end, the Borrower shall submit unqualified audited financial statements prepared by an accounting firm acceptable to the Arranger (prepared in accordance with GAAP). Attached thereto, the Borrower shall provide an annual compliance certificate, completed by an authorized representative of the Borrower, certifying that the Borrower is in compliance with all terms and conditions outlined in the credit documents.
     22. Covenants and Conditions: A Credit and Reimbursement Agreement, prepared by counsel for the LC Issuer/Lenders, will be utilized and will contain various affirmative and negative covenants and requirements typical of transaction of this size and type, including but not limited to the following:
          (a) Debt Service Coverage Ratio: The Borrower must maintain at all times a minimum Debt Service Coverage Ratio (DSCR) of 1.50:1. DSCR will be measured quarterly based upon the Borrower’s in-house financial statements and fiscal year end financial statements and shall be defined as (a) the sum of net income plus depreciation and amortization minus shareholder distributions during the respective fiscal year minus extraordinary gains and losses minus gains and losses from the sale of assets, all divided by (b) the sum of current portion of long-term debt as of the previous fiscal year end.
          (b) Working Capital: The Borrower must have Working Capital in an amount not less than $8,500,000 effective at plant start-up, and of not less than $12,000,000 after the first full year of production and at all times thereafter. Working Capital will be measured quarterly and shall be defined as current assets minus current liabilities. In the event the Operating Line is not fully funded, the unfunded long-term portion will be included in the calculation of Working Capital.
          (c) Equity Percentage: The Borrower must maintain, at all times, an Equity Percentage of not less than thirty-eight percent (38%). Equity Percentage will be measured quarterly and shall be defined as the Borrower’s total stockholder’s equity divided by the Borrower’s total assets (determined in accordance with GAAP).
          (d) Shareholder Distributions: After fiscal year-end 2008, the Borrower may declare or pay cash distributions or dividends to its shareholders during each fiscal year in an amount not to exceed 40% of net income for the immediately preceding fiscal year following receipt of the audited financial statements for the immediately preceding fiscal year, provided the Borrower is and is expected to remain in compliance with all loan-covenants, terms and condition, on a post-distribution basis. All shareholder distributions will be subordinate to all payments of principal and interest under the Credit Facilities.
          (e) Additional Shareholder Distributions: With respect to fiscal years ending in 2009 and thereafter, a distribution may be made in excess of 40% of net income, but not to exceed net income for such year and so long as the Borrower has made the required “Free Cash Flow” payment for such fiscal year and will remain in compliance with all loan covenants on a pro forma basis net of said additional payment(s).
          (f) Capital Expenditures: Other than the construction of the Project as detailed in the approved construction plans and budget, the Borrower’s capital expenditures during any fiscal year shall not exceed the maximum amount allowed for in Addendum I based on the Borrower’s Equity Percentage at the preceding fiscal year end.
          (g) Additional Borrowings: Without prior written consent from the Arranger, the Borrower may not incur, create or assume additional indebtedness to subordinate creditors in an aggregate amount in excess of $500,000.
          (h) Change of Control: There shall occur no change in the Borrower’s board of directors in excess of one-third (1/3) of the board seats during any two year period without prior consent of Arranger.
          (i) Material Changes: Without prior written consent, the Borrower may not alter the terms of its Articles of Organization, Operating Agreement, Management Agreement or marketing contracts.

     23. Events of Default: The Credit Facilities shall be subject to standard and customary events of default including, without limitation, payment defaults, failure of representations and warranties, affirmative and negative covenant violations, bankruptcy, litigation, and so forth, and shall include specifically failure of completion of the Project in a timely manner, all as more particularly described in the Credit and Reimbursement Agreement.
     24. Closing Costs and Expenses: All out-of-pocket fees and expenses reasonably incurred by the Arranger in arranging, negotiating, documenting, providing and syndicating the financing shall be for the account of the Borrower. These shall include, without limitation, all reasonable fees and disbursements of legal counsel and consultants to the Arranger as well as title insurance, environmental reports, appraisal reports, cost of disbursements, independent construction inspector, mortgage fees and taxes.
     25. Independent Consultants: The Arranger will contract an independent engineer to conduct a feasibility study, perform inspections and advise on the status of the project during construction. All costs associated with this will be at the sole expense of the Borrower.
     26. Governing Law: State of Georgia.
     27. Integration. Upon execution of a Credit and Reimbursement Agreement and all other documentation required by the Arranger to evidence the Bond obligations and collateral and security therefor, as determined by the Arranger in its sole discretion, such documents shall constitute the entire agreement between the Arranger, the Lenders, the LC Issuer and the Borrower, and shall supersede any and all prior agreements and understandings, including, but not limited to this conditional commitment.
     28. Arranger’s Best Efforts: Notwithstanding any inference from this conditional commitment letter to the contrary, the obligations of the Arranger, the Lenders, and the LC Issuer, to provide the Credit Facilities shall be absolutely conditioned upon the success of the Arranger’s best efforts to obtain full subscriptions for the Credit Facilities for the entire amount thereof from a syndication of lenders. In the event that the Arranger is unable to obtain full subscriptions for the Credit Facilities, then the committed amount of the Credit Facilities shall be reduced to the sum of actual subscriptions contained. Moreover, by the Borrower’s acceptance of this conditional commitment, the Borrower acknowledges that, in order to obtain subscription of the Credit Facilities, the Lenders may require modified, additional or different terms from those set forth herein.
THE FOREGOING IS NOT INTENDED TO BE AN EXHAUSTIVE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE CREDIT FACILITIES. THE DOCUMENTATION REQUIRED BY THE LENDERS IN CONNECTION WITH THE CREDIT FACILITIES MAY CONTAIN ADDITIONAL TERMS AND CONDITIONS WHICH ARE NOT INCONSISTENT WITH THOSE SET FORTH HEREIN. MOREOVER, THE ARRANGER

RESERVES THE RIGHT TO CHANGE THE FOREGOING TERMS AND CONDITIONS, IN ITS SOLE DISCRETION, BASED UPON INFORMATION IT OR ITS LEGAL COUNSEL MAY RECEIVE IN THE COURSE OF CONDUCTING ITS DUE DILIGENCE IN PREPARATION FOR THE CLOSING OF THE CREDIT FACILITIES. FURTHER, IF (I) THE ARRANGER ACQUIRES INFORMATION PRIOR TO THE CLOSING DATE WHICH IS MATERIALLY DIFFERENT FROM THAT IN ITS POSSESSION AS OF THE DATE HEREOF, OR (II) THERE OCCURS A MATERIAL CHANGE IN THE BORROWER’S PROJECTED FINANCIAL CONDITION OR BUSINESS PLAN PRIOR TO THE CLOSING DATE FROM THAT REFLECTED ON THOSE FURNISHED TO THE ARRANGER TO DATE, THEN THE ARRANGER RESERVES THE RIGHT TO MODIFY OR REVOKE THIS COMMITMENT.
We are pleased to have this opportunity to provide this conditional commitment to the Borrower. If you find the above-described terms acceptable, please indicate your acceptance below and return an original signed duplicate of this letter to me by August 8, 2006. Should this proposal not be returned by that date, it will become void.
Southwest Georgia Farm Credit, ACA is looking forward to working with you on this matter and all of your future financing needs. If you have any questions, please call me at 229-248-0050 x 122.
Sincerely
Southwest Georgia Farm Credit, ACA

By:	/s/ Ted R. Murkerson

Its:	Capital Markets Administrator
Accepted by:
First United Ethanol, LLC

By:	/s/ Antony J. Flagg

Its:	CEO

Addendum I
     The Margin Points, Commitment Fee, Cash Sweep Percentage, Maximum Cash Sweep, and Maximum Capital Expenditures shall be adjusted annually, on May 1, based upon the Borrower’s Equity Ratio at fiscal year end December 31, as reflected in the Matrix below.

	Level 1	Level 2	Level 3
		< 60%	< 50%
Equity Ratio	> 60%	≥ 50%	≥ 40%
Margin Points
PRIME	.50%	.50%	.50%
LIBOR	3.25%	3.25%	3.25%
Cash Sweep Percentage	20%	40%	60%
Maximum Cash Sweep	None	None	None
Maximum Capital Expenditures	$3,000,000	$1,500,000	$800,000
     Level 3 pricing will apply from the Closing Date until the end of construction, at which time the grid specified above will apply (based upon certification from a senior financial officer of Borrower as to the Equity Ratio, which certification will be delivered to Lenders from time to time with the financial statements of Borrower).